Exhibit 10.11
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into as of the date of the last signature below (the “Effective Date”), by and between VISaer, Inc., n/k/a Newvisco, Inc. (“VISaer”); VISaer (UK) Ltd. (“VISaer (UK)”); and Intelligent Systems Corporation (“ISC”), on the one hand, and IBS Technics, Inc. (“IBS”) and IBS Software Services Americas, Inc. (“IBS Parent”), on the other hand. All of the foregoing entities collectively shall be referred to as the “Parties”.
WHEREAS, VISaer, VISaer (UK), ISC, IBS, and IBS Parent entered into that certain Asset Purchase Agreement dated April 4, 2008 (the “APA”).
WHEREAS, on or about April 15, 2010, IBS served VISaer, VISaer (UK), and ISC with a “Claim Notice — Seeking Indemnification” asserting certain claims against VISaer, VISaer (UK) and ISC (“IBS’s Claims”).
WHEREAS, on June 21, 2010, VISaer and VISaer (UK) served IBS and IBS Parent with a demand letter seeking payment of past due Earnout Compensation under the APA.
WHEREAS, on or about September 8, 2010, VISaer filed a Demand for Arbitration against IBS and IBS Parent with the American Arbitration Association, which was given file number 30 117 J 00640 10 (the “Arbitration”), asserting certain claims against IBS and IBS Parent (“VISaer’s Claims”).
WHEREAS, on or about October 11, 2010, IBS and IBS Parent served a counterclaim against VISaer and a Demand for Arbitration against VISaer (UK) and ISC (“IBS’s Counterclaims”). (VISaer’s Claims and IBS’s Claims and Counterclaims shall be collectively referred to herein as the “Parties’ Claims”).
WHEREAS, the Parties desire fully and finally to settle the Arbitration, the Parties’ Claims, and all other claims or disputes, whether known or unknown, that have been made or could have been made by or on behalf of VISaer, VISaer (UK), ISC, IBS, and/or IBS Parent relating to conduct or events occurring prior to the Effective Date.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and restrictions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, hereby enter into this Settlement Agreement and agree as follows:
1. Payment to ISC. IBS agrees to pay to ISC the sum of Six Hundred Thousand Dollars and no/100 cents ($600,000.00) by wire transfer on or before February 21, 2011. IBS further agrees to pay to ISC the sum of Two Hundred Fifty Thousand Dollars and no/100 cents ($250,000.00) by wire transfer on or before January 21, 2012. IBS also agrees to pay to ISC the sum of Two Hundred Fifty Thousand Dollars and no/100 cents ($250,000.00) by wire transfer on or before January 21, 2013. These payments will satisfy IBS’s obligation to pay Earnout Compensation pursuant to Section 4.3 of the APA.

2. Guaranty of IBS’s Payments by IBS Parent. IBS Parent hereby absolutely and unconditionally guarantees all payments to be made by IBS to ISC pursuant to Paragraph 1 above. The Parties acknowledge and agree that the foregoing Guaranty from IBS Parent constitutes a material term of this Settlement Agreement in the absence of which VISaer, VISaer (UK), and ISC would not enter into this Settlement Agreement.
3. Dismissal of the Arbitration. VISaer, VISaer (UK), ISC, IBS, and IBS Parent agree to take all reasonable steps necessary to effectuate a dismissal of all claims, counterclaims, and third-party claims that have been or could have been raised in the Arbitration within thirty (30) days of the Effective Date.
4. Release of Claims by VISaer, VISaer (UK), and ISC. VISaer, VISaer (UK), and ISC, on behalf of themselves and their respective predecessors, successors, directors, officers, agents, employees, shareholders, members, managers, and attorneys and their respective parent, subsidiary, and affiliated corporations, companies, and partnerships hereby knowingly and voluntarily covenant not to sue and fully, finally, and forever remise, release, acquit, and discharge IBS and IBS Parent and their respective predecessors, successors, directors, officers, agents, employees, shareholders, members, managers, and attorneys and their respective parent, subsidiary, and affiliated corporations, companies, and partnerships of and from any and all actions, causes of action, claims, demands, damages, costs, and expenses of any nature, whether known or unknown and whether or not asserted in the Arbitration, from the beginning of time to the Effective Date of this Settlement Agreement (the “Claims Released by VISaer”), including, without limitation, any actions, causes of action, claims, demands, damages, costs, and expenses of any nature arising out of or in any way relating to the APA and/or any of the facts from which the Arbitration arises, provided however that the Parties retain the right to protect and enforce the continuing rights described in Paragraph 18 of this Settlement Agreement consistent with the provisions of the APA. The Claims Released by VISaer include but are not limited to claims and rights under federal, state, local, statutory, or common law, claims and rights under the laws of contract and tort, and any and all claims for attorneys’ fees and expenses of litigation.
5. No Transfer of Claims by VISaer, VISaer (UK), and ISC. VISaer, VISaer (UK), and ISC represent and warrant that they have not assigned, transferred, or purported to assign or transfer to any person, firm, corporation, association, or entity whatsoever any of the Claims Released by VISaer. VISaer, VISaer (UK), and ISC agree to indemnify and hold IBS and IBS Parent harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court or arbitration costs, expenses (including attorney’s fees), causes of action, and judgments based on or arising out of any such assignment or transfer.

6. Release of Claims by IBS and IBS Parent. IBS and IBS Parent, on behalf of themselves and their respective predecessors, successors, directors, officers, agents, employees, shareholders, members, managers, and attorneys and their respective parent, subsidiary, and affiliated corporations, companies, and partnerships hereby knowingly and voluntarily covenant not to sue and fully, finally, and forever remise, release, acquit, and discharge VISaer, VISaer (UK), and ISC and their respective predecessors, successors, directors, officers, agents, employees, shareholders, members, managers, and attorneys and their respective parent, subsidiary, and affiliated corporations, companies, and partnerships of and from any and all actions, causes of action, claims, demands, damages, costs, and expenses of any nature, whether known or unknown and whether or not asserted in the Arbitration, from the beginning of time to the Effective Date of this Settlement Agreement (the “Claims Released by IBS”), including, without limitation, any actions, causes of action, claims, demands, damages, costs, and expenses of any nature arising out of or in any way relating to the APA and/or any of the facts from which the Arbitration arises, provided however that the Parties retain the right to protect and enforce the continuing rights described in Paragraph 18 of this Settlement Agreement consistent with the provisions of the APA. The Claims Released by IBS include but are not limited to claims and rights under federal, state, local, statutory, or common law, claims and rights under the laws of contract and tort, and any and all claims for attorneys’ fees and expenses of litigation.
7. No Transfer of Claims by IBS and IBS Parent. IBS and IBS Parent represent and warrant that they have not assigned, transferred, or purported to assign or transfer to any person, firm, corporation, association, or entity whatsoever any of the Claims Released by IBS. IBS and IBS Parent agree to indemnify and hold VISaer, VISaer (UK), and ISC harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court or arbitration costs, expenses (including attorney’s fees), causes of action, and judgments based on or arising out of any such assignment or transfer.
8. Confidentiality. The Parties agree to keep the terms and amount of this Settlement Agreement completely confidential, except to the extent required by law (including a court order) or authorized in writing by the other Parties. The Parties will not hereafter disclose any information concerning this Settlement Agreement to anyone other than their officers, directors, employees, and shareholders who have a need to know. The Parties acknowledge that as a publicly traded entity, ISC may have obligations pursuant to Securities and Exchange Commission regulations or other law to disclose pertinent terms of this Settlement Agreement in a Form 10-K, in a Form 8-K, or through other means, and the Parties agree that any such disclosure is permitted by this Settlement Agreement.
9. Non-Disparagement. The Parties agree that they will not do or say anything which: (1) criticizes or disparages any of the other Parties or their employees, management, policies, or practices; (2) disrupts or impairs another Party’s normal, ongoing business operations; or (3) harms another Party’s reputation with its employees, customers, or the public.
10. Non-Admission. This Settlement Agreement does not constitute an admission by any of the Parties of any wrongdoing, negligence, or violation of law, statute, or regulation.

11. No Prevailing Party. None of the Parties shall be considered a prevailing party for any purpose.
12. Entire Agreement. This Settlement Agreement contains the entire agreement and understanding between and among the Parties with respect to any and all disputes or claims that have been or could have been raised by any Party against any other Party as of the Effective Date of this Settlement Agreement. This Settlement Agreement shall not be changed unless in writing and signed by all Parties.
13. Severability. The invalidity or unenforceability of any provision of this Settlement Agreement shall not affect or impair any other provisions, which shall remain in full force and effect.
14. Authority. The Parties represent and warrant that each of them has the authority and the proper approval to execute this Settlement Agreement. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, assigns, successors, beneficiaries, employees, and agents.
15. Knowledgeable Decision and Drafting. In the negotiation, drafting and execution of this Settlement Agreement, the Parties have been represented by counsel of their own choice, and each party does hereby affirm that it has read and understands the terms of this Agreement, and executes the same as its own free and voluntary act. This Agreement was negotiated and drafted with full participation of both Parties and their respective counsel. In the event it is determined that any ambiguity exists in this Agreement, any such ambiguity shall not be resolved or otherwise construed against any particular party, but rather shall be resolved by a fair reading of the intent of the Parties as established herein.
16. Counterparts. This Settlement Agreement may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
17. Choice of Law; Binding Arbitration. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The Parties shall refer any disputes arising between them which relate to this Settlement Agreement to binding arbitration to be conducted before the American Arbitration Association. The venue of arbitration shall be Atlanta, State of Georgia.
18. Continuing Rights and Obligations. Notwithstanding any provision of this Settlement Agreement, the rights and obligations described in Sections 6.1.7, 6.1.19(a), 6.1.19(c), 6.1.19(e), 11.1, and 11.2 of the APA shall continue in full force and effect and shall not be impaired. IBS represents and warrants that it is unaware of any claims as of the Effective Date against VISaer, VISaer (UK), and/or ISC pursuant to any of the foregoing Sections of the APA. Nothing in this Settlement Agreement shall affect the obligations of IBS to fulfill the Assumed Liabilities, as defined in Section 1.3 of the APA, which obligations remain in full force and effect and shall not be impaired.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed and delivered by their duly authorized officers as of the date last written below.

VISaer, Inc.		VISaer (UK) Ltd.

By:	/s/ J. Leland Strange	By:	/s/ J. Leland Strange

	Title: CEO		Title: Authorized Signatory
	Date: 1/25/2011		Date: 1/25/2011

Intelligent Systems Corporation		IBS Technics, Inc.

By:	/s/ J. Leland Strange	By:	/s/ Peter Krebs

	Title: CEO		Title: President
	Date: 1/25/2011		Date: 01/25/2011

IBS Software Services Americas, Inc.

By:	/s/ Peter Krebs

Title: Authorized Signatory
Date: 01/25/2011